EXHIBIT 34.1 – REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

The Manager and Members
CarMax Business Services, LLC:

We have examined management’s assessment, included in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria, that CarMax Business Services, LLC (CarMax) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission’s Regulation AB for all asset-backed securities transactions sponsored by CarMax involving motor vehicle retail installment sale contracts that were commenced with an initial bona fide offer after December 31, 2005 and that were registered with the SEC pursuant to the Securities Act of 1933 where the related asset-backed securities were outstanding during the fiscal year ended February 29, 2008 (the Platform), except for servicing criteria 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), and 1122(d)(4)(xiii), which CarMax has determined are not applicable to the activities it performs with respect to the Platform, as of and for the fiscal year ended February 29, 2008. Appendix B to the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria identifies the individual asset-backed transactions and securities defined by management as constituting the Platform. Management is responsible for the CarMax’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assessment about the CarMax’s compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about CarMax’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the Platform, testing selected servicing activities related to the Platform, and determining whether CarMax processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by CarMax during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by CarMax during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on CarMax’s compliance with the servicing criteria.

As described in the accompanying Report on Assessment of Compliance with Applicable Servicing Criteria for servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(ii), and 1122(d)(4)(vii), CarMax has engaged various vendors to perform activities required by these servicing criteria. CarMax has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and CarMax has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (“Interpretation 17.06”).

CarMax Business Services, LLC
May 23, 2008

As permitted by Interpretation 17.06, CarMax has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with the servicing criteria applicable to each vendor.  CarMax is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to CarMax’s eligibility to apply Interpretation 17.06.

In our opinion, management’s assessment that CarMax complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(2)(i), 1122(d)(2)(ii), 1122(d)(4)(ii), and 1122(d)(4)(vii) for which compliance is determined based on Interpretation 17.06 as described above,  as of and for the fiscal year ended February 29, 2008 is fairly stated, in all material respects.

/s/ KPMG LLP
Richmond, Virginia
May 23, 2008